EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 28, 2006, except as to notes 5, 6, 7, 10, 21 and 23, which are as of June 15, 2006, relating to the financial statements and financial statement schedule of Nortel Networks Corporation (“Nortel”) as of December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005 appearing in the Current Report on Form 8-K dated June 16, 2006 (which report on the financial statements expressed an unqualified opinion, includes an explanatory paragraph relating to the restatement of the financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canadian-U.S. Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements) and our report dated April 28, 2006 relating to management’s report on internal control over financial reporting as of December 31, 2005 appearing in the Annual Report on Form 10-K/A of Nortel for the year ended December 31, 2005 (which report on internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of Nortel’s internal control over financial reporting and an adverse opinion on the effectiveness of Nortel’s internal control over financial reporting because of material weaknesses).

/s/ Deloitte & Touche LLP

Toronto, Canada

July 13, 2006